Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing, along with all other such undersigned, on behalf of the Reporting Persons (as defined in the joint filing), of a statement on Schedule 13G (including amendments thereto) with respect to the common stock par value $0.00015 per share of Model N, Inc., a Delaware corporation, and that this agreement be included as an exhibit to such joint filing. This agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: February 12, 2016

/s/ Zack Rinat
ZACK RINAT

/s/ Orli Rinat
ORLI RINAT

Rinat Family 2006 Trust Dated December 13, 2006
By: ZACK RINAT

/s/ Zack Rinat
Trustee